April 2009 Pricing Sheet dated April 6, 2009 relating to Preliminary Pricing Supplement No. 77 dated April 6, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Digital Securities Based on the Value of the S&P 500® Index due October 14, 2009

PRICING TERMS – APRIL 6, 2009
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April 6, 2009
Original issue date:	April 14, 2009
Maturity date:	October 14, 2009
Payment at maturity	•	If the final index value is greater than or equal to the initial index value:
(per security):		$1,000 + the upside payment
	•	If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%:
$1,000
	•	If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:
$1,000 + [$1,000 x (index return + 20%) x downside factor]
This amount will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment on the securities at maturity.
Upside payment:
$81.00 per security (8.10% of the stated principal amount).  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $1,081 per security.

Index return:	(final index value – initial index value) / initial index value
Downside factor:	1.25
Buffer amount:	20%
Valuation date:	October 6, 2009, subject to adjustment for a non-index business day and certain market disruption events
Initial index value:	835.48, which is the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482FD1
ISIN:	US617482FD16
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Security	$1,000	$1.00	$999.00
Total	$3,000,000	$3,000	$2,997,000
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 77 dated April 6, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.